UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 4, 2014

INTERNATIONAL RECTIFIER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-7935	95-1528961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 North Sepulveda Boulevard, El Segundo, California 90245

(Address of Principal Executive Offices) (Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

(a) International Rectifier Corporation, a Delaware corporation (the “Company”), held a special meeting of its stockholders on November 4, 2014 (the “Special Meeting”).

(b) At the Special Meeting, the stockholders voted on the following proposals (described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 7, 2014, as supplemented on October 30, 2014).  The final results for each of the matters submitted to a vote of the Company’s stockholders at the Special Meeting are as follows:

Proposal 1: Adoption of the Merger Agreement.

On August 20, 2014, the Company entered into an Agreement and Plan of Merger (as amended, modified and supplemented from time to time, the “Merger Agreement”) with Infineon Technologies AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“IFX”), and Surf Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of IFX (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of IFX.

At the Special Meeting, the Company’s stockholders voted upon a proposal to adopt the Merger Agreement.  Approximately 84.03% of the Company’s shares outstanding were voted in favor of this proposal.  The votes on this proposal were as follows:

For	Against	Abstentions	Broker Non-Votes
60,204,523	45,919	256,006	0

Proposal 2: Advisory Vote on Merger-Related Executive Compensation Arrangements.

At the Special Meeting, the Company’s stockholders, by a non-binding vote, also voted on a proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger as contemplated by the Merger Agreement. The votes on this proposal were as follows:

For	Against	Abstentions	Broker Non-Votes
29,217,879	28,508,556	2,780,013	0

Item 8.01. Other Events.

On November 4, 2014, the Company issued a press release announcing the results of its Special Meeting.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated November 4, 2014, announcing the Special Meeting voting results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2014	INTERNATIONAL RECTIFIER CORPORATION

	By:	/s/ Timothy E. Bixler
	Name:	Timothy E. Bixler
	Title:	Vice President, General Counsel and Secretary